Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements and related Prospectuses of Marriott International, Inc.:

1.	Form S-3 ASR No. 333-155447,
2.	Form S-8 No. 333-166703,
3.	Form S-8 No. 333-161194,
4.	Form S-8 No. 333-125216,
5.	Form S-8 No. 333-55350, and
6.	Form S-8 No. 333-36388;

of our reports dated February 18, 2011, with respect to the consolidated financial statements of Marriott International, Inc., and the effectiveness of internal control over financial reporting of Marriott International, Inc., included in this Annual Report (Form 10-K) of Marriott International, Inc. for the fiscal year ended December 31, 2010.

/s/ Ernst & Young LLP

McLean, Virginia

February 18, 2011

Exhibit 23